Exhibit 4.51

Amendment No. 1

To

Rights Agreement

This Amendment No. 1 to Rights Agreement (this “Amendment”) is effective as of March 2, 2011, and is by and between Computershare Trust Company, N.A., a Delaware corporation (“Agent”), having its principal place of business at 250 Royall Street, Canton, Massachusetts, 02021; and Ramtron International Corporation, a Delaware corporation (“Ramtron”), having its principal place of business at 1850 Ramtron Drive, Colorado Springs, CO 80921. Ramtron and/or Agent may be referred to herein as a “Party” or the “Parties,” as the case may require.

W I T N E S S E T H

WHEREAS, Ramtron and the original Rights Agent entered into the Rights Agreement dated as of April 19, 2001 (the “Agreement”);

WHEREAS, Ramtron and Agent entered into the Assumption of Rights Agreement effective July 1, 2007, pursuant to which Agent became the successor Rights Agent under and pursuant to the Agreement; and

WHEREAS, pursuant to Section 27 of the Agreement the Parties now wish to amend the Agreement as hereinafter set out and do enter into this Amendment for that purpose;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the Parties hereby agree as follows:

SECTION 1. Amendment of Section 2. Section 2 of the Agreement is amended as follows:

a.	By deleting “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)” from the first sentence thereof; and

b.	By inserting “, upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agents.” at the end of the second sentence thereof.

SECTION 2. Amendment of Section 7. Section 7 of the Agreement is amended by deleting “April 19, 2011,” in the first paragraph of that Section and inserting in place thereof “April 19, 2016.”

SECTION 3. Amendment of Section 21. Section 21 of the Agreement is amended as follows:

a.	By deleting “, and, if such resignation occurs after the Distribution Date, to the registered holders of the Rights Certificates by first-class mail.” from the first sentence thereof; and

b.	By inserting the following new sentence immediately after the first sentence thereof, “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates by or as a result of any action of the Company, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

SECTION 4. Amendment of Section 26. Section 26 of the Agreement is amended by deleting the name and address of the original Rights Agent and inserting in place thereof:

“Computershare Trust Company, N. A.

250 Royall Street

Canton, Massachusetts, 02021

Attention: Client Services”

SECTION 5. Amendment of Agreement. The Agreement is amended by inserting a new Section 35 as follows:

“35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

SECTION 6. Full force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof and is ratified and confirmed in all respects.

SECTION 7. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of that State applicable to contracts made and to be performed entirely within that State.

SECTION 8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

SECTION 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 10. Rights Agreement as Amended. From and after the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.

SECTION 11. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

RAMTRON INTERNATIONAL CORPORATION

/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer and Chief Financial Officer
(Principal Accounting Officer and Duly Authorized Officer of the Registrant)

COMPUTERSHARE TRUST COMPANY, N. A.

/s/ Ian Yewer
Ian Yewer
Branch President

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